                                                                       EXHIBIT 5

                               [TORYS LETTERHEAD]



                                                               November 17, 2000




Bracknell Corporation
150 York Street, Suite 1506
Toronto, Ontario M5H 3S5

Dear Sirs:

         We have acted as counsel for Bracknell Corporation, an Ontario corporation (the "Company"), in connection with the Registration Statement on Form F-4, as it may be amended (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended, with respect to up to 25,850,000 shares (the "Shares") of common stock of the Company to be issued by the Company in connection with the merger of Bracknell Acquisition Corporation, Inc., a Florida corporation ("Merger Sub") and a wholly owned subsidiary of the Company, with and into Able Telcom Holdings Corp., a Florida corporation ("Able"), pursuant to the terms of the Amended and Restated Agreement and Plan of Merger dated as of November 14, 2000 (the "Merger Agreement"), by and among the Company, Merger Sub and Able.

         In connection with the Registration Statement, we have examined such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion. On the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and, when issued in accordance with resolutions duly adopted by the board of directors of the Company and the terms of the Merger Agreement, will be duly and validly issued, fully paid and non-assessable

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                             Very truly yours,



                                             /s/ TORYS